Exhibit 99.2

TOTAL SOLUTION PROVIDER FOR DOMESTIC PREPAREDNESS.

TVI Corporation	7100 Holladay Tyler Road, Glenn Dale, MD 20769	www.tvicorp.com

TVI Corporation Receives NASDAQ Notification for

Delayed Filing of Form 10-Q

Company Files 10-Q Today to Regain Compliance

GLENN DALE, MD – November 26, 2008 – TVI Corporation (NASDAQ: TVIN), an international supplier of military and civilian emergency first responder and first receiver products, personal protection products, quick-erect shelter systems and equipment rentals, today announced that on November 20, 2008, it was notified by the NASDAQ Stock Market that it was not in compliance with NASDAQ Marketplace Rule 4310(c)(14) due to its failure to file its Form 10-Q for the quarter ended September 30, 2008 within the required timeframe.  TVI filed its Form 10-Q today and is now in compliance with that rule.

About TVI Corporation

TVI Corporation, headquartered in Glenn Dale, Maryland, is an international supplier of military and civilian emergency first responder and first receiver products, personal protection products and quick-erect shelter systems.  These products include powered air-purifying respirators, respiratory filters and quick-erect shelter systems used for decontamination, hospital surge systems and command and control.  The users of these products include military and homeland defense/homeland security customers.  Through its Signature Special Event Services business, TVI is a leading full-service equipment rental company, providing power, air and kitchen (PAK) equipment to the government and defense, corporate, sporting and hospitality industries.

The TVI designation is a registered trademark of TVI Corporation.  All other company and product names mentioned above are trade names and/or trademarks of their respective owners.  For more information concerning TVI, please visit the Company at: www.tvicorp.com.  This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future.  These statements may be identified by the use of forward-looking words or phrases such as “should,” “anticipates,” “believes,” “intends,” “expects,” “seeks,” “might result,” “estimates” and others.  These forward-looking statements are based on information available to TVI as of the date hereof and involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release.  We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

TVI Corporation

Harley A. Hughes, President and Chief Executive Officer

(301) 352-8800

Sharon Merrill Associates

Jim Buckley, Executive Vice President

(617) 542-5300